UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2026

Elite Health Systems Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26575	52-1842411
(State of other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

1131 W 6th Street
Ontario, CA	91762
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:
(949) 249-1170

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 1.01. Entry onto a Material Agreement.

On July 31, 2026, the independent members of the board of directors of Elite Health Systems Inc. (the “Registrant”) approved entering into a $525,000 subordinated note and warrant agreement (the “Note Agreement”) with Dr. Prasad Jeereddi, the Company’s CEO and chair. The note is due on July 31, 2027, is unsecured, carries an interest rate of 10% per annum and includes a 2% prepayment penalty.

The Company simultaneously entered into a warrant agreement with Dr. Jeereddi to purchase up to 110,526 shares of the Company’s common stock at an exercise price of $0.95 per share through the maturity date of July 31, 2031. The warrant may be exercised in whole or in part at any time up to the maturity date, including on a cashless basis in the event the shares issuable pursuant to the warrant are not registered at the point of exercise. Shares issuable pursuant to the warrant are not currently registered and accordingly carry certain restrictions on transfer.

The Note Agreement provides that the Registrant may accept additional investment, on the same terms, of up to an aggregate of $1.5 million.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Senior Unsecured Promissory Note with Dr. Prasad Jeereddi

10.2	Warrant Agreement between the Company and Dr. Prasad Jeereddi

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

EXHIBIT LIST

Number	Description

10.1	Senior Unsecured Promissory Note with Dr. Prasad Jeereddi

10.2	Warrant Agreement between the Company and Dr. Prasad Jeereddi

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2026

Elite Health Systems Inc.

	By:	/s/ Kenneth Minor
	Name:	Kenneth Minor
	Title:	Chief Financial Officer

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